EXHIBIT 99.1

Custom Truck One Source, Inc. Reports Second Quarter 2024 Results and Updates Full-Year Guidance
KANSAS CITY, Mo, August 1, 2024 – (BUSINESS WIRE) – Custom Truck One Source, Inc. (NYSE: CTOS), a leading provider of specialty equipment to the electric utility, telecom, rail, forestry, waste management and other infrastructure-related end markets, today reported financial results for its three and six months ended June 30, 2024.
CTOS Second-Quarter Highlights
•Total revenue of $423.0 million, a decrease of $33.8 million, or 7.4%, compared to $456.8 million for the second quarter of 2023 primarily due to fewer rental asset sales and lower rental demand from the utility end market
•Gross profit of $89.3 million, a decline of $21.4 million, or 19.3%, compared to $110.6 million for the second quarter of 2023
•Adjusted Gross Profit of $133.9 million, a decrease of $20.4 million, or 13.2%, compared to $154.2 million for the second quarter of 2023
•Net loss of $24.5 million, compared to net income of $11.6 million in the second quarter of 2023
•Adjusted EBITDA of $80.1 million, a decrease of $23.1 million, or 22.4%, compared to $103.2 million in the second quarter of 2023

“Despite a sequential decline in net income, we delivered sequential Adjusted EBITDA growth in the second quarter compared to the first quarter of 2024. While we are not satisfied with our financial results for the first half of the year, we believe CTOS is well-positioned to capitalize on the secular tailwinds we see in the end markets we serve, driven by AI and data center investment, electrification, and utility grid upgrades. As we have discussed on our recent earnings calls, we continue to be impacted by a slow-down in work in our core T&D markets, which primarily impacts our ERS segment. We believe that this decline is temporary, and we are already seeing signs of improvement in the third quarter. We anticipate a return to growth in 2025,” said Ryan McMonagle, Chief Executive Officer of CTOS. “We continue to see good demand in our infrastructure, rail and telecom end markets, which all contributed to our TES segment performance. Segment sales are up 6% for the first half of 2024, on top of the nearly 30% growth we experienced in fiscal 2023. Our sales backlog has returned to a more normalized level of just under six months, as OEM production and overall supply chain continue to improve,” McMonagle added.
Summary Actual Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$102,997	$122,169	$209,168	$240,457	$106,171
Equipment sales	285,633	302,117	558,235	603,407	272,602
Parts sales and services	34,383	32,544	66,917	65,129	32,534
Total revenue	423,013	456,830	834,320	908,993	411,307
Gross Profit	$89,267	$110,619	$179,976	$220,280	$90,709
Adjusted Gross Profit[1]	$133,852	$154,235	$268,305	$304,226	$134,453
Net Income (Loss)	$(24,478)	$11,610	$(38,813)	$25,410	$(14,335)
Adjusted EBITDA[1]	$80,056	$103,183	$157,432	$208,383	$77,376
1 - Each of Adjusted Gross Profit and Adjusted EBITDA is a non-GAAP measure. Further information and reconciliations for our non-GAAP measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”) are included at the end of this press release.
Summary Actual Financial Results by Segment
Our results are reported for our three segments: Equipment Rental Solutions (“ERS”), Truck and Equipment Sales (“TES”) and Aftermarket Parts and Services (“APS”). ERS encompasses our core rental business, inclusive of sales of used rental equipment to our customers. TES encompasses our specialized truck and equipment production and new equipment sales activities. APS encompasses sales and rentals of parts, tools, and other supplies to our customers, as well as our aftermarket repair service operations.

Equipment Rental Solutions

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$100,699	$117,832	$203,987	$231,616	$103,288
Equipment sales	37,712	50,694	70,452	142,830	32,740
Total revenue	138,411	168,526	274,439	374,446	136,028
Cost of rental revenue	29,281	31,341	59,081	60,401	29,800
Cost of equipment sales	25,792	39,802	49,890	110,883	24,098
Depreciation of rental equipment	43,581	42,805	86,278	82,317	42,697
Total cost of revenue	98,654	113,948	195,249	253,601	96,595
Gross profit	$39,757	$54,578	$79,190	$120,845	$39,433
Truck and Equipment Sales

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$247,921	$251,423	$487,783	$460,577	$239,862
Cost of equipment sales	205,526	205,464	402,228	380,508	196,702
Gross profit	$42,395	$45,959	$85,555	$80,069	$43,160
Aftermarket Parts and Services

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$2,298	$4,337	$5,181	$8,841	$2,883
Parts and services revenue	34,383	32,544	66,917	65,129	32,534
Total revenue	36,681	36,881	72,098	73,970	35,417
Cost of revenue	28,562	25,988	54,816	52,975	26,254
Depreciation of rental equipment	1,004	811	2,051	1,629	1,047
Total cost of revenue	29,566	26,799	56,867	54,604	27,301
Gross profit	$7,115	$10,082	$15,231	$19,366	$8,116
Summary Combined Operating Metrics

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Ending OEC(a) (as of period end)	$1,457,955	$1,467,779	$1,457,955	$1,467,779	$1,452,856
Average OEC on rent(b)	$1,044,683	$1,203,855	$1,055,189	$1,209,111	$1,065,695
Fleet utilization(c)	71.7%	81.7%	72.4%	82.6%	73.3%
OEC on rent yield(d)	40.0%	40.1%	40.3%	39.8%	40.5%
Sales order backlog(e) (as of period end)	$478,244	$863,757	$478,244	$863,757	$537,292
(a) Ending OEC — Ending original equipment cost (“OEC”) is the original equipment cost of units at the end of the measurement period.
(b) Average OEC on rent — Average OEC on rent is calculated as the weighted-average OEC on rent during the stated period.
(c) Fleet utilization — total number of days the rental equipment was rented during a specified period of time divided by the total number of days available during the same period and weighted based on OEC.
(d) OEC on rent yield (“ORY”) — a measure of return realized by our rental fleet during a period. ORY is calculated as rental revenue (excluding freight recovery and ancillary fees) during the stated period divided by the Average OEC on rent for the same period. For periods of less than 12 months, the ORY is adjusted to an annualized basis.
(e) Sales order backlog — purchase orders received for customized and stock equipment. Sales order backlog should not be considered an accurate measure of future net sales.

Management Commentary
In the second quarter of 2024, total revenue was $423.0 million, a decrease of 7.4% from the second quarter of 2023. Second quarter 2024 rental revenue decreased 15.7% to $103.0 million, compared to $122.2 million in the second quarter of 2023, due to lower utilization and average OEC on rent than we anticipated. Equipment sales decreased 5.5% in the second quarter of 2024 to $285.6 million, compared to $302.1 million in the second quarter of 2023, primarily driven by lower rental asset sales of used equipment. The Company continues to be impacted by end-market supply chain constraints, environmental, regulatory and customer financing factors affecting the timing of transmission job starts. These delays contributed to both lower than expected rental revenue and rental asset sales during this quarter.
In our ERS segment, rental revenue in the second quarter of 2024 was $100.7 million compared to $117.8 million in the second quarter of 2023, a 14.5% decrease. Fleet utilization declined to 71.7% compared to 81.7% in the second quarter of 2023. Average OEC on rent decreased 13% year-over-year, primarily as a result of the lower utilization in the quarter. Equipment sales decreased 25.6% in the second quarter of 2024 to $37.7 million compared to $50.7 million in the second quarter of 2023, due to market demand softness as a result of the current utility end market environment. ERS gross profit in the second quarter of 2024 and 2023 was $39.8 million and $54.6 million, respectively. Adjusted Gross Profit in the segment was $83.3 million in the second quarter of 2024, compared to $97.4 million in the second quarter of 2023. Adjusted gross profit from rentals, which excludes depreciation of rental equipment, decreased to $71.4 million in the second quarter of 2024 compared to $86.5 million in the second quarter of 2023.
Revenue in our TES segment decreased 1.4% to $247.9 million in the second quarter of 2024, from $251.4 million in the second quarter of 2023, as normalized supply chains have reduced product lead times and decreased the need for our customers to reserve equipment far in advance. Gross profit declined by 7.8% to $42.4 million in the second quarter of 2024 compared to $46.0 million in the second quarter of 2023. TES saw a reduction in backlog of 45% to $478.2 million compared to the second quarter of 2023, primarily as a result of utility market softness.
APS segment revenue remained flat in the second quarter of 2024 at $36.7 million, compared to $36.9 million in the second quarter of 2023. Gross profit margin decreased to 19.4% in the second quarter of 2024 from 27.3% in the second quarter of 2023 due to the lower levels of tools and accessories rentals and an increase in cost of revenue due to higher costs of materials.
Net loss was $24.5 million in the second quarter of 2024, compared to net income of $11.6 million for the second quarter of 2023. The $36.1 million decrease in net income is primarily due to lower revenue leading to decreased gross profit and higher interest expense on variable-rate debt and variable-rate floor plan liabilities.
Adjusted EBITDA for the second quarter of 2024 was $80.1 million, a decrease of 22.4%, compared to $103.2 million for the second quarter of 2023. The decrease in Adjusted EBITDA was largely driven by a decline in used equipment sales in our ERS segment as well as higher costs associated with variable-rate floorplan liabilities as a result of higher rates and inventory levels.
As of June 30, 2024, cash and cash equivalents was $8.1 million, Total Debt outstanding was $1,551.7 million, Net Debt was $1,543.7 million and Net Leverage Ratio was 4.11x. Availability under the senior secured credit facility was $159.5 million as of June 30, 2024, and based on our borrowing base, we have an additional $328.3 million of availability that we can potentially utilize by upsizing our existing facility. For the three months ended June 30, 2024, Ending OEC decreased by $5.099 million as we shifted allocation of new equipment builds in favor of our TES segment in order to capitalize on a continuing solid demand environment for vocational trucks. During the three months ended June 30, 2024, CTOS purchased $16.7 million of its common stock.

OUTLOOK
We are updating our full-year revenue and Adjusted EBITDA1, 4 guidance for 2024. Our ERS segment has continued to experience near-term pressure in demand in the utility market as a result of financing, supply chain, and regulatory factors. These headwinds in our utility end markets are driving lower than anticipated OEC on rent in our core ERS segment and will likely continue for the remainder of this year. Regarding TES, supply chain improvements, healthy inventory levels, and more normalized backlog levels continue to improve our ability to produce and deliver more units in 2024, albeit at a lower growth rate than previously expected. Our customers continue to need our equipment but are choosing to delay purchase decisions influenced by both their expectation of lower interest rates to come and the uncertainty surrounding the upcoming election. While we are lowering our consolidated revenue and Adjusted EBITDA1, 4 guidance for the year, we continue to focus on generating positive free cash flow in 2024, but expect it to be lower than our previous target of generating more than $100 million of levered free cash flow2, 4. Also, we now expect to deliver a net leverage ratio3, 4 that will modestly decrease from current levels by the end of the fiscal year. “We continue to have confidence in the long-term strength of our end markets and the continued execution by our teams to profitably grow our business, better serve our customers and position CTOS for future growth. Our updated outlook reflects the risks associated with some near-term challenges for our customers in the T&D sector, which we now expect could persist through the balance of the fiscal year.” said Ryan McMonagle, Chief Executive Officer of CTOS.

2024 Consolidated Outlook
Revenue	$1,800	million	—	$1,980 million
Adjusted EBITDA[1,4]	$340	million	—	$375 million

2024 Revenue Outlook by Segment
ERS	$610	million	—	$640 million
TES	$1,050	million	—	$1,190 million
APS	$140	million	—	$150 million
1 - Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about Adjusted EBITDA.
2 - Levered Free Cash Flow is defined as net cash provided by operating activities, less cash flow for investing activities, excluding acquisitions, plus acquisition of inventory through floor plan payables – non-trade less repayment of floor plan payables – non-trade, both of which are included in cash flow from financing activities in our Consolidated Statements of Cash Flows.
3 - Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. Refer to the section below entitled “Non-GAAP Financial and Performance Measures” for further information about net leverage ratio.
4 - CTOS is unable to present a quantitative reconciliation of its forward-looking Adjusted EBITDA, Net Leverage Ratio and Levered Free Cash Flow for the year ending December 31, 2024 to their respective most directly comparable GAAP financial measure due to the high variability and difficulty in predicting certain items that affect such GAAP measures including, but not limited to, customer buyout requests on rentals with rental purchase options and income tax expense. Adjusted EBITDA, Net Leverage Ratio and Levered Free Cash Flow should not be used to predict their respective most directly comparable GAAP measure as the differences between the respective measures are variable and unpredictable.
CONFERENCE CALL INFORMATION
The Company has scheduled a conference call at 5:00 p.m. ET on August 1, 2024, to discuss its second quarter 2024 financial results. A webcast will be publicly available at: investors.customtruck.com. To listen by phone, please dial 1-800-715-9871 or 1-646-307-1963 and provide the operator with conference ID 2976854. A replay of the call will be available until 11:59 p.m. ET, Thursday, August 8, 2024, by dialing 1-800-770-2030 or 1-609-800-9909 and entering passcode 2976854.
ABOUT CTOS
CTOS is one of the largest providers of specialty equipment, parts, tools, accessories and services to the electric utility transmission and distribution, telecommunications, and rail markets in North America, with a differentiated “one-stop-shop” business model. CTOS offers its specialized equipment to a diverse customer base for the maintenance, repair, upgrade, and installation of critical infrastructure assets, including electric lines, telecommunications networks, and rail systems. The Company's coast-to-coast rental fleet of approximately 10,200 units includes aerial devices, boom trucks, cranes, digger derricks, pressure drills, stringing gear, Hi-rail equipment, repair parts, tools, and accessories. For more information, please visit customtruck.com.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, as amended, and within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. When used in this press release, the words “estimates,” “projected,” “expects,” “anticipates,” “forecasts,” “suggests,” “plans,” “targets,” “intends,” “believes,” “seeks,” “may,” “will,” “should,” “future,” “propose” and variations of these words or similar expressions (or the negative versions of such words or expressions) are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management’s control, that could cause actual results or outcomes to differ materially from those discussed in this press release. This press release is based on certain assumptions that the Company's management has made in light of its experience in the industry, as well as the Company’s perceptions of historical trends, current conditions, expected future developments and other factors the Company believes are appropriate in these circumstances and at such time. As you read and consider this press release, you should understand that these statements are not guarantees of performance or results. Many factors could affect the Company’s actual performance and results and could cause actual results to differ materially from those expressed in this press release. Important factors, among others, that may affect actual results or outcomes include: increases in labor costs, our inability to obtain raw materials, component parts and/or finished goods in a timely and cost-effective manner, and our inability to manage our rental equipment in an effective manner; competition in the equipment dealership and rental industries; our sales order backlog may not be indicative of the level of our future revenues; increases in unionization rate in our workforce; our inability to recruit and retain the experienced personnel, including skilled technicians, we need to compete in our industries; our inability to attract and retain highly skilled personnel and our inability to retain or plan for succession of our senior management; material disruptions to our operation and manufacturing locations as a result of public health concerns, equipment failures, natural disasters, work stoppages, power outages or other reasons; potential impairment charges; any further increase in the cost of new equipment that we purchase for use in our rental fleet or for sale as inventory; aging or obsolescence of our existing equipment, and the fluctuations of market value thereof; disruptions in our supply chain; our business may be impacted by government spending; we may experience losses in excess of our recorded reserves for receivables; uncertainty relating to macroeconomic conditions, unfavorable conditions in the capital and credit markets and our inability to obtain additional capital as required; increases in price of fuel or freight; regulatory technological advancement, or other changes in our core end-markets may affect our customers’ spending; difficulty in integrating acquired businesses and fully realizing the anticipated benefits and cost savings of the acquired businesses, as well as additional transaction and transition costs that we will continue to incur following acquisitions; the interest of our majority stockholder, which may not be consistent with the other stockholders; our significant indebtedness, which may adversely affect our financial position, limit our available cash and our access to additional capital, prevent us from growing our business and increase our risk of default; our inability to generate cash, which could lead to a default; significant operating and financial restrictions imposed by our debt agreements; changes in interest rates, which could increase our debt service obligations on the variable rate indebtedness and decrease our net income and cash flows; disruptions or security compromises affecting our information technology systems or those of our critical services providers could adversely affect our operating results by subjecting us to liability, and limiting our ability to effectively monitor and control our operations, adjust to changing market conditions or implement strategic initiatives; we are subject to complex laws and regulations, including environmental and safety regulations that can adversely affect cost, manner or feasibility of doing business; material weakness in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements, we are subject to a series of risks related to climate change; and increased attention to, and evolving expectations for, sustainability and environmental, social and governance initiatives. For a more complete description of these and other possible risks and uncertainties, please refer to the Company's Annual Report on Form 10-K for the year ended December 31, 2023, and its subsequent reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements.
INVESTOR CONTACT
Brian Perman, Vice President, Investor Relations
(816) 723 - 7906
investors@customtruck.com

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s except per share data)	2024	2023	2024	2023
Revenue
Rental revenue	$102,997	$122,169	$209,168	$240,457	$106,171
Equipment sales	285,633	302,117	558,235	603,407	272,602
Parts sales and services	34,383	32,544	66,917	65,129	32,534
Total revenue	423,013	456,830	834,320	908,993	411,307
Cost of Revenue
Cost of rental revenue	29,295	31,981	59,120	61,880	29,825
Depreciation of rental equipment	44,585	43,616	88,329	83,946	43,744
Cost of equipment sales	231,318	245,266	452,118	491,391	220,800
Cost of parts sales and services	28,548	25,348	54,777	51,496	26,229
Total cost of revenue	333,746	346,211	654,344	688,713	320,598
Gross Profit	89,267	110,619	179,976	220,280	90,709
Operating Expenses
Selling, general and administrative expenses	55,697	58,028	113,692	115,019	57,995
Amortization	6,692	6,606	13,270	13,278	6,578
Non-rental depreciation	3,360	2,721	6,280	5,371	2,920
Transaction expenses and other	5,844	3,689	10,690	7,149	4,846
Total operating expenses	71,593	71,044	143,932	140,817	72,339
Operating Income	17,674	39,575	36,044	79,463	18,370
Other Expense
Interest expense, net	42,401	31,625	80,316	60,801	37,915
Financing and other expense (income)	(3,319)	(5,048)	(6,581)	(8,999)	(3,262)
Total other expense	39,082	26,577	73,735	51,802	34,653
Income (Loss) Before Income Taxes	(21,408)	12,998	(37,691)	27,661	(16,283)
Income Tax Expense (Benefit)	3,070	1,388	1,122	2,251	(1,948)
Net Income (Loss)	$(24,478)	$11,610	$(38,813)	$25,410	$(14,335)

Net Income (Loss) Per Share
Basic	$(0.10)	$0.05	$(0.16)	$0.10	$(0.06)
Diluted	$(0.10)	$0.05	$(0.16)	$0.10	$(0.06)

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

(in $000s)	June 30, 2024	December 31, 2023
Assets
Current Assets
Cash and cash equivalents	$8,059	$10,309
Accounts receivable, net	166,701	215,089
Financing receivables, net	15,225	30,845
Inventory	1,170,486	985,794
Prepaid expenses and other	20,041	23,862
Total current assets	1,380,512	1,265,899
Property and equipment, net	158,305	142,115
Rental equipment, net	947,630	916,704
Goodwill	705,220	704,011
Intangible assets, net	266,139	277,212
Operating lease assets	46,134	38,426
Other assets	19,628	23,430
Total Assets	$3,523,568	$3,367,797
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$119,786	$117,653
Accrued expenses	53,350	73,847
Deferred revenue and customer deposits	22,480	28,758
Floor plan payables - trade	385,501	253,197
Floor plan payables - non-trade	472,611	409,113
Operating lease liabilities - current	7,026	6,564
Current maturities of long-term debt	3,779	8,257
Total current liabilities	1,064,533	897,389
Long-term debt, net	1,528,433	1,487,136
Operating lease liabilities - noncurrent	40,295	32,714
Deferred income taxes	33,625	33,355
Total long-term liabilities	1,602,353	1,553,205
Commitments and contingencies
Stockholders' Equity
Common stock	25	25
Treasury stock, at cost	(82,094)	(56,524)
Additional paid-in capital	1,544,884	1,537,553
Accumulated other comprehensive loss	(9,447)	(5,978)
Accumulated deficit	(596,686)	(557,873)
Total stockholders' equity	856,682	917,203
Total Liabilities and Stockholders' Equity	$3,523,568	$3,367,797

CUSTOM TRUCK ONE SOURCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	Six Months Ended June 30,
(in $000s)	2024	2023
Operating Activities
Net income (loss)	$(38,813)	$25,410
Adjustments to reconcile net income (loss) to net cash flow from operating activities:
Depreciation and amortization	113,958	107,532
Amortization of debt issuance costs	2,879	3,027
Provision for losses on accounts receivable	7,058	3,112
Share-based compensation	6,329	7,469
Gain on sales and disposals of rental equipment	(23,589)	(32,643)
Change in fair value of derivative and warrants	(527)	(1,129)
Deferred tax expense	270	1,849
Changes in assets and liabilities:
Accounts and financing receivables	24,605	27,344
Inventories	(182,751)	(166,612)
Prepaids, operating leases and other	4,853	(2,747)
Accounts payable	3,138	29,325
Accrued expenses and other liabilities	(20,045)	(1,545)
Floor plan payables - trade, net	132,304	3,089
Customer deposits and deferred revenue	(6,261)	(4,586)
Net cash flow from operating activities	23,408	(1,105)
Investing Activities
Acquisition of business, net of cash acquired	(6,015)	—
Purchases of rental equipment	(165,214)	(210,360)
Proceeds from sales and disposals of rental equipment	99,576	130,246
Purchase of non-rental property and cloud computing arrangements	(27,035)	(22,783)
Net cash flow for investing activities	(98,688)	(102,897)
Financing Activities
Proceeds from debt	4,200	13,537
Share-based payments	(1,451)	(86)
Borrowings under revolving credit facilities	97,520	95,082
Repayments under revolving credit facilities	(62,521)	(40,402)
Repayments of notes payable	—	(4,061)
Finance lease payments	—	(472)
Repurchase of common stock	(23,014)	(4,532)
Principal payments on long-term debt	(5,259)	—
Acquisition of inventory through floor plan payables - non-trade	320,325	398,447
Repayment of floor plan payables - non-trade	(256,827)	(325,891)
Net cash flow from financing activities	72,973	131,622
Effect of exchange rate changes on cash and cash equivalents	57	249
Net Change in Cash and Cash Equivalents	(2,250)	27,869
Cash and Cash Equivalents at Beginning of Period	10,309	14,360
Cash and Cash Equivalents at End of Period	$8,059	$42,229

	Six Months Ended June 30,
(in $000s)	2024	2023
Supplemental Cash Flow Information
Interest paid	$76,175	$56,164
Income taxes paid	4,105	1,450
Non-Cash Investing and Financing Activities
Rental equipment and property and equipment purchases in accounts payable	1,128	575
Rental equipment sales in accounts receivable	8,937	2,294

CUSTOM TRUCK ONE SOURCE, INC.
NON-GAAP FINANCIAL AND PERFORMANCE MEASURES
In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We utilize these financial measures to manage our business on a day-to-day basis and some of these measures are commonly used in our industry to evaluate performance by excluding items considered to be non-recurring. We believe these non-GAAP measures provide investors expanded insight to assess performance, in addition to the standard GAAP-based financial measures. The press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described herein, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income/loss, net income/loss, earnings/loss per share or any other comparable measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.
Adjusted EBITDA. Adjusted EBITDA is a non-GAAP performance measure that we use to monitor our results of operations, to measure performance against debt covenants and performance relative to competitors. We believe Adjusted EBITDA is a useful performance measure because it allows for an effective evaluation of operating performance, without regard to financing methods or capital structures. We exclude the items identified in the reconciliations of net income (loss) to Adjusted EBITDA because these amounts are either non-recurring or can vary substantially within the industry depending upon accounting methods and book values of assets, including the method by which the assets were acquired, and capital structures. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, net income (loss) determined in accordance with GAAP. Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets, none of which are reflected in Adjusted EBITDA. Our presentation of Adjusted EBITDA should not be construed as an indication that results will be unaffected by the items excluded from Adjusted EBITDA. Our computation of Adjusted EBITDA may not be identical to other similarly titled measures of other companies.
We define Adjusted EBITDA as net income or loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and other items that we do not view as indicative of ongoing performance. Our Adjusted EBITDA includes an adjustment to exclude the effects of purchase accounting adjustments when calculating the cost of inventory and used equipment sold. When inventory or equipment is purchased in connection with a business combination, the assets are revalued to their current fair values for accounting purposes. The consideration transferred (i.e., the purchase price) in a business combination is allocated to the fair values of the assets as of the acquisition date, with amortization or depreciation recorded thereafter following applicable accounting policies; however, this may not be indicative of the actual cost to acquire inventory or new equipment that is added to product inventory or the rental fleets apart from a business acquisition. We also include an adjustment to remove the impact of accounting for certain of our rental contracts with customers containing a rental purchase option that are accounted for under GAAP as a sales-type lease. We include this adjustment because we believe continuing to reflect the transactions as an operating lease better reflects the economics of the transactions given our large portfolio of rental contracts. These, and other, adjustments to GAAP net income or loss that are applied to derive Adjusted EBITDA are specified by our senior secured credit agreements.
Adjusted Gross Profit. We present total gross profit excluding rental equipment depreciation (“Adjusted Gross Profit”) as a non-GAAP financial performance measure. This measure differs from the GAAP definition of gross profit, as we do not include the impact of depreciation expense, which represents non-cash expense. We use this measure to evaluate operating margins and the effectiveness of the cost of our rental fleet.
Net Debt. We present the non-GAAP financial measure “Net Debt,” which is total debt (the most comparable GAAP measure, calculated as current and long-term debt, excluding deferred financing fees, plus current and long-term finance lease obligations) minus cash and cash equivalents. We believe this non-GAAP measure is useful to investors to evaluate our financial position.
Net Leverage Ratio. Net leverage ratio is a non-GAAP performance measure used by management, and we believe it provides useful information to investors because it is an important measure to evaluate our debt levels and progress toward leverage targets, which is consistent with the manner our lenders and management use this measure. We define net leverage ratio as net debt divided by Adjusted EBITDA for the previous twelve-month period (“last twelve months,” or “LTM”).

CUSTOM TRUCK ONE SOURCE, INC.
ADJUSTED EBITDA RECONCILIATION
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Net income (loss)	$(24,478)	$11,610	$(38,813)	$25,410	$(14,335)
Interest expense	27,003	23,575	52,018	45,938	25,015
Income tax expense (benefit)	3,070	1,388	1,122	2,251	(1,948)
Depreciation and amortization	57,797	55,441	113,958	107,531	56,161
EBITDA	63,392	92,014	128,285	181,130	64,893
Adjustments:
Non-cash purchase accounting impact (1)	5,260	469	8,220	7,668	2,960
Transaction and integration costs (2)	5,844	3,689	10,690	7,149	4,846
Sales-type lease adjustment (3)	1,961	3,293	4,435	6,096	2,474
Share-based payments (4)	3,599	4,322	6,329	7,469	2,730
Change in fair value of warrants (5)	—	(604)	(527)	(1,129)	(527)
Adjusted EBITDA	$80,056	$103,183	$157,432	$208,383	$77,376
Adjusted EBITDA is defined as net income (loss), as adjusted for provision for income taxes, interest expense, net, depreciation of rental equipment and non-rental depreciation and amortization, and further adjusted for the impact of the fair value mark-up of acquired rental fleet, business acquisition and merger-related costs, including integration, the impact of accounting for certain of our rental contracts with customers that are accounted for under GAAP as sales-type lease and stock compensation expense. This non-GAAP measure is subject to certain limitations.
(1)    Represents the non-cash impact of purchase accounting, net of accumulated depreciation, on the cost of equipment and inventory sold. The equipment and inventory acquired received a purchase accounting step-up in basis, which is a non-cash adjustment to the equipment cost pursuant to our ABL Credit Agreement and Indenture.
(2)    Represents transaction and process improvement costs related to acquisitions of businesses, including post-acquisition integration costs, which are recognized within operating expenses in our Condensed Consolidated Statements of Operations and Comprehensive Income (Loss). These expenses are comprised of professional consultancy, legal, tax and accounting fees. Also included are expenses associated with the integration of acquired businesses. These expenses are presented as adjustments to net income (loss) pursuant to our ABL Credit Agreement and Indenture.
(3)    Represents the impact of sales-type lease accounting for certain leases containing rental purchase options (or “RPOs”), as the application of sales-type lease accounting is not deemed to be representative of the ongoing cash flows of the underlying rental contracts. The adjustments are made pursuant to our ABL Credit Agreement and Indenture. The components of this adjustment are presented in the table below:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Equipment sales	$(1,554)	$(19,603)	$(4,572)	$(43,775)	$(3,018)
Cost of equipment sales	1,229	19,415	4,051	42,640	2,822
Gross profit	(325)	(188)	(521)	(1,135)	(196)
Interest income	(3,283)	(4,406)	(6,025)	(7,834)	(2,742)
Rental invoiced	5,569	7,887	10,981	15,065	5,412
Sales-type lease adjustment	$1,961	$3,293	$4,435	$6,096	$2,474
(4) Represents non-cash share-based compensation expense associated with the issuance of stock options and restricted stock units.
(5) Represents the charge to earnings for the change in fair value of the liability for warrants.

Reconciliation of Adjusted Gross Profit
(unaudited)
The following table presents the reconciliation of Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$102,997	$122,169	$209,168	$240,457	$106,171
Equipment sales	285,633	302,117	558,235	603,407	272,602
Parts sales and services	34,383	32,544	66,917	65,129	32,534
Total revenue	423,013	456,830	834,320	908,993	411,307
Cost of Revenue
Cost of rental revenue	29,295	31,981	59,120	61,880	29,825
Depreciation of rental equipment	44,585	43,616	88,329	83,946	43,744
Cost of equipment sales	231,318	245,266	452,118	491,391	220,800
Cost of parts sales and services	28,548	25,348	54,777	51,496	26,229
Total cost of revenue	333,746	346,211	654,344	688,713	320,598
Gross Profit	89,267	110,619	179,976	220,280	90,709
Add: depreciation of rental equipment	44,585	43,616	88,329	83,946	43,744
Adjusted Gross Profit	$133,852	$154,235	$268,305	$304,226	$134,453

Reconciliation of ERS Segment Adjusted Gross Profit and Rental Gross Profit
(unaudited)
The following table presents the reconciliation of ERS segment Adjusted Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Revenue
Rental revenue	$100,699	$117,832	$203,987	$231,616	$103,288
Equipment sales	37,712	50,694	70,452	142,830	32,740
Total revenue	138,411	168,526	274,439	374,446	136,028
Cost of Revenue
Cost of rental revenue	29,281	31,341	59,081	60,401	29,800
Cost of equipment sales	25,792	39,802	49,890	110,883	24,098
Depreciation of rental equipment	43,581	42,805	86,278	82,317	42,697
Total cost of revenue	98,654	113,948	195,249	253,601	96,595
Gross profit	39,757	54,578	79,190	120,845	39,433
Add: depreciation of rental equipment	43,581	42,805	86,278	82,317	42,697
Adjusted Gross Profit	$83,338	$97,383	$165,468	$203,162	$82,130

The following table presents the reconciliation of Adjusted ERS Rental Gross Profit:

	Three Months Ended June 30,		Six Months Ended June 30,		Three Months Ended March 31, 2024
(in $000s)	2024	2023	2024	2023
Rental revenue	$100,699	$117,832	$203,987	$231,616	$103,288
Cost of rental revenue	29,281	31,341	59,081	60,401	29,800
Adjusted Rental Gross Profit	$71,418	$86,491	$144,906	$171,215	$73,488

Reconciliation of Net Debt
(unaudited)
The following table presents the reconciliation of Net Debt:

(in $000s)	June 30, 2024	March 31, 2024
Current maturities of long-term debt	$3,779	$6,066
Long-term debt, net	1,528,433	1,492,346
Deferred financing fees	19,527	20,975
Less: cash and cash equivalents	(8,059)	(7,990)
Net Debt	$1,543,680	$1,511,397

Reconciliation of Net Leverage Ratio
(unaudited)
The following table presents the reconciliation of the Net Leverage Ratio:

	Twelve Months Ended
(in $000s)	June 30, 2024	March 31, 2024
Net Debt (as of period end)	$1,543,680	$1,511,397
Divided by: LTM Adjusted EBITDA (1)	$375,979	$399,106
Net Leverage Ratio	4.11	3.79

(1) The following tables present the calculation of LTM Adjusted EBITDA for the periods ended June 30, 2024 and March 31, 2024:

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	June 30, 2024	June 30, 2023	December 31, 2023	June 30, 2024
Net income (loss)	$(38,813)	$25,410	$50,712	$(13,511)
Interest expense	52,018	45,938	94,694	100,774
Income tax expense (benefit)	1,122	2,251	7,364	6,235
Depreciation and amortization	113,958	107,531	218,993	225,420
EBITDA	128,285	181,130	371,763	318,918
Adjustments:
Non-cash purchase accounting impact	8,220	7,668	19,742	20,294
Transaction and integration costs	10,690	7,149	14,143	17,684
Sales-type lease adjustment	4,435	6,096	10,458	8,797
Share-based payments	6,329	7,469	13,309	12,169
Change in fair value of warrants	(527)	(1,129)	(2,485)	(1,883)
Adjusted EBITDA	$157,432	$208,383	$426,930	$375,979

	Current Year To Date Period	Less: Prior Year To Date Period	Add: Prior Fiscal Year	LTM Adjusted EBITDA
(in $000s)	March 31, 2024	March 31, 2023	December 31, 2023	March 31, 2024
Net income (loss)	$(14,335)	$13,800	$50,712	$22,577
Interest expense	25,015	22,363	94,694	97,346
Income tax expense (benefit)	(1,948)	863	7,364	4,553
Depreciation and amortization	56,161	52,090	218,993	223,064
EBITDA	64,893	89,116	371,763	347,540
Adjustments:
Non-cash purchase accounting impact	2,960	7,199	19,742	15,503
Transaction and integration costs	4,846	3,460	14,143	15,529
Sales-type lease adjustment	2,474	2,803	10,458	10,129
Share-based payments	2,730	3,147	13,309	12,892
Change in fair value of warrants	(527)	(525)	(2,485)	(2,487)
Adjusted EBITDA	$77,376	$105,200	$426,930	$399,106